Filed pursuant to Rule 424(b)(3)
                                                    Registration No. 333-118919


                           PROSPECTUS SUPPLEMENT NO. 1

                       (TO PROSPECTUS DATED JUNE 21, 2005)

                                  LabOne, Inc.

                                  LabOne, Inc.

                                  $103,500,000
       Principal Amount of 3.50% Convertible Senior Debentures Due 2034
                             --------------------

            Common Stock Issuable upon Conversion of the Debentures
                             --------------------

   This prospectus supplement relates to resales by selling security holders of 3.50% Convertible Senior Debentures Due 2034 and common stock issuable upon conversion of the Debentures (including preferred stock purchase rights attached to the common stock under our stockholder rights plan). We will not receive any proceeds from the offering of these securities by the selling security holders.
   This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, our prospectus dated June 21, 2005.

             Investing in these securities involves risks. See "Risk
                 Factors" beginning on page 8 of the prospectus.
                                ----------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is July 5, 2005.

      The information set forth below supersedes the information contained under the caption "Selling Security Holders" in our prospectus.

                            SELLING SECURITY HOLDERS

   We issued the Debentures in a private offering in June and July 2004. The initial purchasers have advised us that they resold the Debentures to qualified institutional buyers under Rule 144A under the Securities Act. The Debentures and the common stock that are offered for resale by this prospectus are offered for the accounts of the selling security holders. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the Debentures and/or the common stock issuable upon conversion of the Debentures pursuant to this prospectus.

   The following table sets forth certain information with respect to the selling security holders and the principal amount of Debentures and the number of shares of our common stock that are beneficially owned by each selling security holder and that may be offered and sold from time to time pursuant to this prospectus. The information is based solely on information provided by or on behalf of the selling security holders set forth below, and we have not independently verified the information.

   Except as indicated below, none of the selling security holders set forth below has had any position, office or other material relationship with us or our affiliates within the past three years.


-------------------------------------------------------------------------------------------------------------------------
               Name                        Principal             Principal          Number of               Number of
                                     Amount of Debentures        Amount of          Shares of               Shares of
                                         Beneficially         Debentures That      Common Stock              Common
                                           Owned ($)              May Be           Beneficially            Stock That
                                                               Sold ($) (1)           Owned                May Be Sold
                                                                                      (2)(3)                 (1)(3)
-------------------------------------------------------------------------------------------------------------------------
Alabama Children's Hospital Foundation      65,000                65,000             1,654.01              1,654.01
-------------------------------------------------------------------------------------------------------------------------
Arkansas PERS                               400,000               400,000           10,178.52              10,178.52
-------------------------------------------------------------------------------------------------------------------------
Astrazencea Holdings Pension                120,000               120,000            3,053.56              3,053.56
-------------------------------------------------------------------------------------------------------------------------
BNP Paribas Equity Strategies, SNC(4)       508,000               508,000          15,185.72(5)            12,926.72
-------------------------------------------------------------------------------------------------------------------------
Boilermakers Blacksmith Pension Fund        515,000               515,000           13,104.84              13,104.84
-------------------------------------------------------------------------------------------------------------------------
CALAMOS Market Neutral Fund-               4,200,000             4,200,000          106,874.46            106,874.46
CALAMOS Investment Trust
-------------------------------------------------------------------------------------------------------------------------
CNH CA Master Account L.P.                  250,000               250,000            6,361.58              6,361.58
-------------------------------------------------------------------------------------------------------------------------
Commission of the Land Office               600,000               600,000           15,267.78              15,267.78
-------------------------------------------------------------------------------------------------------------------------
Consulting Group Capital Markets Funds      800,000               800,000           20,357.04              20,357.04
-------------------------------------------------------------------------------------------------------------------------
Cooperneff Convertible Strategies           260,000               260,000            6,616.04              6,616.04
(Cayman) Master Fund LP
-------------------------------------------------------------------------------------------------------------------------
CQS Convertible and Quantitative           1,000,000             1,000,000          25,446.30              25,446.30
Strategies Master Fund Limited
-------------------------------------------------------------------------------------------------------------------------
Credit Suisse First Boston Europe          7,500,000             7,500,000          190,847.25            190,847.25
LTD (4)
-------------------------------------------------------------------------------------------------------------------------
Delaware PERS                               230,000               230,000            5,852.65              5,852.65
-------------------------------------------------------------------------------------------------------------------------
Delta Airlines Master Trust                 130,000               130,000            3,308.02              3,308.02
-------------------------------------------------------------------------------------------------------------------------
DKR Sound Shore Opportunity Fund Ltd.       200,000               200,000            5,089.26              5,089.26
-------------------------------------------------------------------------------------------------------------------------
Duke Endowment                              110,000               110,000            2,799.09              2,799.09
-------------------------------------------------------------------------------------------------------------------------
Fore Convertible Master Fund, Ltd.         1,839,000             1,839,000          46,795.75              46,795.75
-------------------------------------------------------------------------------------------------------------------------
Fore Plan Asset Fund, Ltd.                  175,000               175,000            4,453.10              4,453.10
-------------------------------------------------------------------------------------------------------------------------
Froley Revy Investment Convertible          30,000                30,000              763.39                763.39
Security Fund
-------------------------------------------------------------------------------------------------------------------------
Grace Convertible Arbitrage Fund, LTD      4,600,000             4,600,000          117,052.98            117,052.98
-------------------------------------------------------------------------------------------------------------------------
Guggenheim Portfolio Company VIII           305,000               305,000            7,761.12              7,761.12
(Cayman), Ltd (4)
-------------------------------------------------------------------------------------------------------------------------
Highbridge International LLC (4)           7,500,000             7,500,000          190,847.25            190,847.25
-------------------------------------------------------------------------------------------------------------------------
ICI American Holdings Trust                 90,000                90,000             2,290.17              2,290.17
-------------------------------------------------------------------------------------------------------------------------
Institutional Benchmarks Master            1,000,000             1,000,000          25,446.30              25,446.30
Funds L.P.
-------------------------------------------------------------------------------------------------------------------------
Institutional Benchmark Management          160,000               160,000            4,071.41              4,071.41
Fund
-------------------------------------------------------------------------------------------------------------------------
JP Morgan Securities Inc. (6)              2,500,000             2,500,000          63,615.75              63,615.75
-------------------------------------------------------------------------------------------------------------------------

                                       2



-------------------------------------------------------------------------------------------------------------------------
Kamunting Street Master Fund Ltd.          1,500,000             1,500,000          38,169.45              38,169.45
-------------------------------------------------------------------------------------------------------------------------
Lighthouse Multi-Strategy Master            125,000               125,000            3,180.79              3,180.79
Fund LP
-------------------------------------------------------------------------------------------------------------------------
Lord Abbett Investment Trust - LA          2,000,000             2,000,000          50,892.60              50,892.60
Convertible Fund
-------------------------------------------------------------------------------------------------------------------------
Louisiana CCRF                              45,000                45,000             1,145.08              1,145.08
-------------------------------------------------------------------------------------------------------------------------
Lyxor/Convertible Arbitrage Fund            69,000                69,000             1,755.79              1,755.79
Limited
-------------------------------------------------------------------------------------------------------------------------
Lyxor/Quest Fund Ltd.                       825,000               825,000           20,993.20              20,993.20
-------------------------------------------------------------------------------------------------------------------------
Man Mac I Limited                           681,000               681,000           17,328.93              17,328.93
-------------------------------------------------------------------------------------------------------------------------
Newport Alternative Income Fund             260,000               260,000            6,616.04              6,616.04
-------------------------------------------------------------------------------------------------------------------------
Northwestern Mutual Life Insurance         1,000,000             1,000,000          25,446.30              25,446.30
Company (4)
-------------------------------------------------------------------------------------------------------------------------
OCLC Online Computer Library                10,000                10,000              254.46                254.46
Center Inc
-------------------------------------------------------------------------------------------------------------------------
Pebble Limited Partnership                  140,000               140,000            3,562.48              3,562.48
-------------------------------------------------------------------------------------------------------------------------
Piper Jaffray & Co. (6)                    4,000,000             4,000,000          101,785.20            101,785.20
-------------------------------------------------------------------------------------------------------------------------
Polaris Vega Fund L.P.                     5,250,000             5,250,000          133,593.07            133,593.07
-------------------------------------------------------------------------------------------------------------------------
Prudential Insurance Co of America (4)      25,000                25,000              636.16                636.16
-------------------------------------------------------------------------------------------------------------------------
Quatrro Fund Ltd                           3,600,000             3,600,000          91,606.68              91,606.68
-------------------------------------------------------------------------------------------------------------------------
Quattro Multistrategy Master Fund LP        240,000               240,000            6,107.11              6,107.11
-------------------------------------------------------------------------------------------------------------------------
Quest Global Convertible Master             300,000               300,000            7,633.89              7,633.89
Fund Ltd.
-------------------------------------------------------------------------------------------------------------------------
RHP Master Fund, Ltd.                      4,500,000             4,500,000          114,508.35            114,508.35
-------------------------------------------------------------------------------------------------------------------------
SilverCreek II Limited                      800,000               800,000           20,357.04              20,357.04
-------------------------------------------------------------------------------------------------------------------------
SilverCreek Limited Partnership             800,000               800,000           20,357.04              20,357.04
-------------------------------------------------------------------------------------------------------------------------
Singlehedge US Convertible                  75,000                75,000             1,908.47              1,908.47
Arbitrage Fund
-------------------------------------------------------------------------------------------------------------------------
State of Oregon / Equity                   1,225,000             1,225,000          31,171.72              31,171.72
-------------------------------------------------------------------------------------------------------------------------
Stonebridge Life Insurance (4)              500,000               500,000           12,723.15              12,723.15
-------------------------------------------------------------------------------------------------------------------------
Sturgeon Limited                            88,000                88,000             2,239.27              2,239.27
-------------------------------------------------------------------------------------------------------------------------
Sunrise Partners Limited                   8,500,000             8,500,000        217,028.55(5)           216,293.55
Partnership (4)
-------------------------------------------------------------------------------------------------------------------------
Syngenta AG                                 70,000                70,000             1,781.24              1,781.24
-------------------------------------------------------------------------------------------------------------------------
Transamerica Life Insurance and            4,000,000             4,000,000          101,785.20            101,785.20
Annuities Corp. (4)
-------------------------------------------------------------------------------------------------------------------------
Tribeca Global Convertible                 6,000,000             6,000,000          152,677.80            152,677.80
Investments LTD
-------------------------------------------------------------------------------------------------------------------------
Vicis Capital Master Fund                  3,000,000             3,000,000          76,338.90              76,338.90
-------------------------------------------------------------------------------------------------------------------------
Zazove Convertible Arbitrage Fund L.P.     6,000,000             6,000,000          152,677.80            152,677.80
-------------------------------------------------------------------------------------------------------------------------
Zazove Hedged Convertible Fund L.P.        1,000,000             1,000,000          25,446.30              25,446.30
-------------------------------------------------------------------------------------------------------------------------



(1) Because a selling security holder may sell all or a portion of the Debentures and common stock issuable upon conversion of the Debentures pursuant to this prospectus, no estimate can be given as to the number or percentage of Debentures and common stock that the selling security holder will hold upon termination of any sales.
(2) Includes shares of common stock issuable upon conversion of the Debentures.
(3) The number of shares of our common stock issuable upon conversion of the Debentures assumes a holder would receive the maximum number of shares of common stock issuable in connection with the conversion of the full amount of Debentures held by such holder at the initial conversion rate of 25.4463 shares per $1,000 principal amount of

Debentures. This conversion rate is subject to adjustment as described under "Description of the Debentures - Conversion Rights." Accordingly, the maximum number of shares of common stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of fractional shares, if any.
(4) Affiliate of a broker-dealer, based upon information provided to us by the selling security holder. (5) Includes shares of common stock beneficially owned other than common stock issuable upon conversion of the Debentures.
(6) JP Morgan and Piper Jaffray & Co. were initial purchasers in our private offering of Debentures in June and July, 2004. JP Morgan Securities Inc. is a broker-dealer, based upon information provided to us by JP Morgan Securities Inc. Piper Jaffray & Co. is a broker-dealer, based upon information provided to us by Piper Jaffray & Co.

   Information about other selling security holders, other than any direct or indirect transferee of a selling security holder named above, will be set forth in post-effective amendments to the registration statement of which this prospectus is a part. Under the registration rights agreement that we entered into with respect to the Debentures, we are not required to file more than one post-effective amendment per calendar quarter to name new selling security holders and may coordinate such filing with the filing of our annual report on Form 10-K or quarterly report on Form 10-Q during such calendar quarter.

   The selling security holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Debentures or common stock since the date on which the information in the preceding table is presented. Information concerning the selling security holders may change from time to time and any such changed information will be set forth in prospectus supplements or, to the extent required, post-effective amendments to the registration statement.

   Each selling security holder who is an affiliate of a broker-dealer has informed us that such selling security holder purchased the securities in the ordinary course of business and, at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

--------------------------------------------------------------------------------

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information, and you should not rely on any such information. The securities covered by this prospectus are not offered in any jurisdiction where offers to sell, or solicitations of offers to purchase, such securities are unlawful. You should not assume that the information in this prospectus, and the documents incorporated by reference herein, is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.











                                  LabOne, Inc.

                                  $103,500,000
       Principal Amount of 3.50% Convertible Senior Debentures Due 2034
                             --------------------

            Common Stock Issuable upon Conversion of the Debentures


                           PROSPECTUS SUPPLEMENT NO. 1

                       (TO PROSPECTUS DATED JUNE 21, 2005)


                                  July 5, 2005




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